As filed with the Securities and Exchange Commission on September 17, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 12, 2019

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.
Item 8.01. Other Events.

On September 12, 2019, B&G Foods issued a press release announcing the pricing of a registered public offering of $550.0 million aggregate principal amount of 5.25% senior notes due 2027 at a price to the public of 100% of their face value. The offering has been upsized from the previously announced amount of $450.0 million. The notes will be guaranteed on a senior unsecured basis by certain subsidiaries of B&G Foods. The offering is expected to close on September 26, 2019.

B&G Foods estimates that the net proceeds from the offering will be approximately $542.6 million after deducting underwriting discounts and other fees and expenses related to the offering. We intend to use the proceeds of the offering, together with the proceeds of additional borrowings under B&G Foods’ proposed first lien senior secured term loan facility described below, to redeem all of our outstanding 4.625% senior notes due 2021, repay a portion of our borrowings under our revolving credit facility, pay related fees and expenses and for general corporate purposes.

The issuance of the notes has been registered pursuant to B&G Foods’ automatic shelf registration statement on Form S-3 (File No. 333-233099), filed with the Securities and Exchange Commission on August 7, 2019, and the prospectus supplement, dated September 12, 2019, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

In connection with the offering, B&G Foods and the subsidiary guarantors have entered into an underwriting agreement, dated as of September 12, 2019, with Barclays as representative of the several underwriters named therein, relating to the issuance and sale to the underwriters of the notes. The underwriting agreement contains customary representations and warranties, closing conditions and indemnification obligations. A copy of the underwriting agreement is filed as Exhibit 1.1 to this report and is incorporated herein by reference.

On September 16, 2019, B&G Foods issued a press release announcing the pricing of a $450.0 million tranche B term loan facility under our existing senior secured credit facility. We intend to use the net proceeds as described above. The tranche B term loan facility will be issued at a price equal to 99.50% of its face value and will bear interest at a rate of LIBOR plus 2.50%, with a 0.0% LIBOR floor and will have a seven-year maturity. The tranche B term loan facility is expected to close on October 11, 2019, subject to customary closing conditions.

Copies of the press releases announcing the pricing of the public offering of senior notes and the pricing of the term loan facility are attached to this report as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

1.1	Underwriting Agreement, dated as of September 12, 2019, among B&G Foods, Inc., the subsidiary guarantors named therein and Barclays as Representative of the Several Underwriters named in Schedule A thereto

99.1	Press Release dated September 12, 2019

99.2	Press Release dated September 16, 2019

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: September 17, 2019	By:	/s/ Scott E. Lerner
Scott E. Lerner Executive Vice President, General Counsel and Secretary